Exhibit 10.2
[KORN/FERRY INTERNATIONAL LETTERHEAD]
Gary D. Burnison
Chief Executive Officer
March 1, 2008
PERSONAL AND CONFIDENTIAL
Mr. Paul Reilly
8301 Tallahassee Drive, NE
St. Petersburg, FL 33702
Dear Paul:
Pursuant to our discussions this letter will serve to formalize the terms of your special, temporary assignment as the interim head of our EMEA region.
You will continue in your position as Executive Chairman of the Board of Korn/Ferry, and nothing in this agreement is meant to modify or supersede the terms of your agreement regarding that role. This letter is meant to formalize the terms for covering, or reimbursing, expenses related to the special assignment as interim Managing Director of EMEA. Additional compensation related to this assignment, if any, will be determined by the Board in accordance with your contract as Executive Chairman.
Role
As the interim Managing Director of EMEA you will represent the Company in all operational matters including recruiting and retaining consultants within the region, revenue and profitability performance and client and go to market efforts.
Term of the Assignment
This assignment will not have a definite term, but it is anticipated that it will be completed prior to the end of the fiscal year 2009. It is also anticipated the number of days you will spend in the U.K. during this assignment will be less than 183 days over any 365 day period. However, it is understood, that should the assignment require your presence in the UK for more than 183 days over any 365 day period it will result in tax consequences for which the Company will provide tax equalization as described below.

Paul Reilly
March 1, 2008

Philosophy Regarding Financial Arrangements
It is agreed the overarching philosophy for the financial arrangements related to this assignment will follow the concept that you will not incur any additional out-of-pocket expenses that, on an after-tax basis, are greater than if you had remained solely in your role as Executive Chairman and resident in the United States. The reimbursement of expenses, as described below, will occur following the normal Company process and time line for submitting and reimbursement of business expenses. Reimbursement of expenses you have incurred will not be contingent on any other conditions of employment.
Employment Related Costs
The cost of obtaining and maintaining work permits, certificate of coverage and the like will be borne by the Company. The cost of resolving any employment issues of a legal or tax nature arising from the assignment will be covered by the Company, and, in the unlikely event an issue arises that requires you to obtain a separate legal or tax advisor the Company will cover reasonable costs for the advisor.
Housing and Related Costs
Korn/Ferry will pay for the cost of renting a two-bedroom serviced, furnished flat during the tenure of your assignment. In addition, the Company will reimburse you for ancillary costs related to furnishing the flat, e.g., utensils, bedding, etc. Additionally, the Company will pay all standard utilities including telephone expenses.
Travel
The Company will reimburse you for first class airfare while commuting to and from Europe. In addition, the firm will reimburse the expense of two trips for your family to travel from your home to London with business class airfare. Further, the Company will reimburse you for incidental living expenses for your family while visiting in Europe, although it is understood this does not include entertainment expenses.

Paul Reilly
March 1, 2008

Transportation
The firm will reimburse you for transportation expenses while staying in Europe, e.g. taxi, trains, etc.
Cost of Living
The firm will reimburse you for incidental living expenses while you are staying in Europe, e.g. incremental costs over the cost of similar services in or around your current residence. In addition, the Company will reimburse you for reasonable living expenses while on the assignment such as food, meals, laundry, supplies and other day-to-day living expenses.
Tax Equalization and Assistance
It is anticipated, given the current projected length of your assignment, there will not be a need for tax equalization. However, if the assignment does result in a personal tax liability in the UK, Korn/Ferry will tax equalize you for the term of your assignment on your employment income, including salary, bonus, option gains, restricted stock vesting and subsidies and allowances connected with your assignment. This equalization process will limit your personal total tax liability on these income items to essentially the same amount as if you had remained in the United States in your current position. During your assignment, the firm will continue to withhold Federal and state taxes in accordance with your claimed deductions, and also deduct Social Security and Medicare taxes. At the end of the tax year an equalization calculation, if necessary, will be performed by a third party “expert” and you will reimburse Korn/Ferry for any tax refunds you receive in excess of the amount required for your tax equalization, or Korn/Ferry will pay you sums as indicated in the tax equalization calculation.

Paul Reilly
March 1, 2008

If tax equalization becomes necessary, reasonable fees associated with tax preparation assistance for the filing period(s) in the United States and the United Kingdom during your assignment will be paid by Korn/Ferry.
In the unlikely event any reimbursed expenses are disallowed or disputed by the tax authorities in the U.S. or U.K. you agree to cooperate with the Company to challenge such determination and the Company will bear the cost of any experts involved in the process. Further, if the final determination results in a tax liability to you the Company will cover the resulting tax liability regardless of the source from which they originate.
Repatriation
At the conclusion of your assignment Korn/Ferry will reimburse you for shipping a reasonable amount of personal household possessions to St. Petersburg Florida.
Paul, I am very grateful for your willingness to take on this critical assignment.

Sincerely,

/s/ Gary D. Burnison Gary D. Burnison
Chief Executive Officer

ACCEPTED:

/s/ Paul Reilly
Paul Reilly	Date